EXHIBIT 23.1

                 CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Continental Airlines, Inc. for the registration of $65,046,762 of its 10.22% Series B Senior Unsecured Sinking Fund Notes due July 1, 2000 and to the incorporation by reference therein of our reports dated February 12, 1996, with respect to the consolidated financial statements and schedules of Continental Airlines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 9, 1996